Exhibit 99.1

FOR IMMEDIATE RELEASE

Turning Point Brands Acquires International Vapor Group
IVG and TPB join together as industry pioneers

LOUISVILLE, Ky. -- (September 6, 2018) -- Turning Points Brands, Inc. (NYSE:TPB) announced that it has acquired International Vapor Group, LLC (“IVG”). TPB is a leader in the Other Tobacco Products space and through its B2B platform, VaporBeast, serves the evolving channels of retail electronic vapor distribution. The acquisition of IVG will add one of the top vapor B2C platforms to the Turning Point Brands family.

IVG markets and sells a broad array of proprietary and third-party vapor products direct to adult consumers via a best-in-class online platform under brand names such as VaporFi, South Beach Smoke, and DirectVapor. VaporFi likewise provides an effective in-store experience at its corporate and franchise retail storefronts where consumers can receive knowledgeable advice on purchases from experienced employees. The company was founded in 2010 and is headquartered in Miami Lakes, Florida.

The acquisition values IVG at $24 million plus $4.5 million of contingent earnouts. Acquisition consideration comprises $15 million of cash, $5 million equivalent of TPB common shares and a $4 million 18-month promissory note. The contingent earnouts are based on performance metrics paid out at the end of two years. For the twelve-month period ending June 30, 2018, IVG had revenue of approximately $47.7 million and EBITDA of $4.9 million. TPB expects the transaction to be immediately accretive. As part of the acquisition, TPB will consolidate underperforming overlapping channels that will lower remaining TPB 2018 net sales by $5.0 million.

TPB President and Chief Executive Officer, Larry Wexler commented, “IVG has played an important role in shaping the vaping industry since its inception through its commitment to the consumer experience with a world class B2C infrastructure. This greatly expands our capabilities across all of our selling channels. The scale created via the combination of IVG and TPB family of vapor businesses will provide significant synergies in logistics, marketing and sourcing, which ultimately will benefit our consumers.”

 “Turning Point Brands has been a pioneer in the burgeoning vapor industry,” said Nick Molina, Co-Founder of IVG. “I am excited TPB leadership recognized the growth potential for IVG. This acquisition will continue to enhance the quality of products and buying experience available to consumers and our franchisees.” Nick Molina will join the TPB management team as President of IVG.

“TPB’s increased commitment to the vapor space underlines our company’s dedication to ensuring that this industry succeeds and continues to assist the adult consumers and small businesses who depend on using and selling vapor products,” said Graham Purdy, President, New Ventures. “By bringing IVG into the TPB family, we are leveraging our industry-leading brand and regulatory infrastructure to build the preeminent vertically-integrated smoking alternative platform.”

Frost Brown Todd acted as legal counsel to TPB and Moss Adams acted as financial and tax advisor.

About Turning Point Brands, Inc.

Louisville, Kentucky-based Turning Point Brands, Inc. (NYSE: TPB) is a leading U.S. provider of Other Tobacco Products. TPB, through its three focus brands, Stoker’s® in Smokeless products, Zig-Zag® in Smoking products and the VaporBeast® distribution engine in NewGen products, generates solid cash flow which it uses to finance acquisitions, increase brand support and strengthen its capital structure. TPB does not sell cigarettes. More information about the company is available at its corporate website, www.turningpointbrands.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause these differences include, but are not limited to, the factors set forth in “Risk Factors” included in TPB’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission from time to time. Any forward-looking statement made by TPB in this presentation speaks only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for TPB to predict these events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Non-GAAP Financial Measures

This press release includes certain non-U.S. generally accepted accounting principles (“GAAP") financial measures, including EBITDA. Such non-GAAP financial measures are not in accordance with, or an alternative to, financial measures prepared in accordance with GAAP. To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA. We believe EBITDA provides useful information to management and investors regarding certain financial and business trends relating to financial condition and results of operations. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP. EBITDA exclude significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations. In addition, other companies in our industry may calculate these non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.

IVG’s calculation of EBITDA for the 52 weeks ended June 30, 2018, is as follows:

$ thousand
Net Income	4,485
Depreciation and Amortization	458
Interest Expense	6
Taxes	0
EBITDA	4,949

EBITDA is not an earnings measure recognized by GAAP and does not have a standardized meaning prescribed by GAAP; accordingly, EBITDA may not be comparable to similar measures presented by other companies. EBITDA should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, revenue, or other measures of financial performance prepared in accordance with GAAP. EBITDA is not a completely representative measure of either the historical performance or, necessarily, the future potential of IVG.

Contacts:

ir@tpbi.com
(502) 774-9238